EX-99.77D

      Effective on October 4, 2016, Calvert Global Energy Solutions Fund, a series of Calvert Impact Fund, Inc. (the Fund) (i) changed its Investment Objective and Principal Investment Strategies to track the Calvert Global Energy Research Index, (ii) implemented the Calvert Principles for Responsible Investment, and (iii) began to be advised on a day-to-day basis by Calvert Investment Management, Inc.

      The Fund seeks to track the performance of the Calvert Global Energy Research Index. The Fund employs a passive management strategy designed to track, as closely as possible, the performance of the Calvert Global Energy Research Index. The Fund uses a replication index method, investing in the common stock of each company in the Index in about the same proportion as represented in the Index itself. The Fund concentrates (invests more than 25% of its total assets) in the sustainable energy solutions industry and normally invests at least 80% of its net assets, including borrowings for investment purposes, in equity securities of U.S. and non-U.S. companies whose main business is sustainable energy solutions or that are significantly involved in the sustainable energy solutions sector. The Fund will provide shareholders with at least 60 days notice before changing this 80% policy. The companies in which the Fund invests operate businesses, business units or business lines that (i) contribute to growth and innovation in renewable energy industries and the commercial adoption of renewable energy sources, including solar, wind, biomass, waste-to-energy, geothermal, biofuels, hydropower, and landfill gas recovery, (ii) manufacture technologies that minimize greenhouse gas emissions, (iii) provide energy storage solutions,
(iv) distribute energy produced from renewable energy sources, (v) deliver products and services that improve energy efficiency and reduce greenhouse gas emissions across economic sectors, (vi) demonstrate leadership in the most energy-intensive industries through the minimization of their energy use and carbon footprint, (vii) are electric utility and independent power producers that are leading the transition from fossil fuels to renewable energy, and (viii) contribute to the electrification of the transportation system. The Fund does not invest in companies with significant fossil fuel reserves (including natural gas reserves) and seeks to minimize its exposure to fossil fuel extraction and nuclear energy production.

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      Effective on April 11, 2016, Calvert Global Water Fund, a series of the Calvert Impact Fund, Inc. (the Fund) (i) changed its Investment Objective and Principal Investment Strategies to track the Calvert Global
 Water Research Index, (ii) implemented the Calvert Principles for Responsible Investment, and (iii) began to be advised on a day-to-day basis by Calvert Investment Management, Inc.

      The Fund seeks to track the performance of the Calvert Global
Water Research Index. The Fund employs a passive management strategy designed to track, as closely as possible, the performance of the Calvert Global Water Research Index. The Fund uses a replication index method, investing in the common stock of each company in the Index in about the same proportion as represented in the Index itself. The Fund concentrates (invests more than 25% of its total assets) in the water-related resource sector and normally invests at least 80% of its net assets in equity securities of U.S. and non-U.S. companies whose main business is in the water sector or that are significantly involved in water-related services or technologies. The Fund will provide shareholders with at least 60 days notice before changing this 80% policy. The companies in which the Fund invests operate businesses, business units or business lines that (i) provide clean drinkable water or wastewater management, (ii) manufacture products, such as pumps, pipes and valves, and provide services that help to cultivate clean water infrastructure systems, (iii) manufacture products or provide services related to the construction, planning, design, or engineering of infrastructure that improves water efficiency and/or delivery, (iv) develop, manufacture, distribute and/or install equipment or technologies for the treatment, separation and purification of water, including membranes, ultra-violet, desalination, filtration, ion exchange, and biological treatment, (v) offer technologies that promote water conservation and the efficient use of water, such as metering or recycling, (vi) are leaders in water efficiency or water re-use in high-intensity water industries, or (vii) provide innovative solutions to global water challenges.

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The Calvert Principles for Responsible Investment are the over-arching framework through which Calvert Investments evaluates corporations for investment, and the Principles guide our stewardship with companies on behalf of clients through active engagement. In conjunction with financial analysis, the Principles are applied across industries and to specific companies in order to inform our view of risk and opportunity factors that may affect investment performance.
Calvert Principles for Responsible Investment

We believe that most corporations deliver a net benefit to society, through their products and services, creation of jobs and the sum of their behaviors. As a responsible investor, Calvert seeks to invest in companies that provide positive leadership in the areas of their business operations and overall activities that are material to improving societal outcomes, including those that will affect future generations.

Calvert seeks to invest in companies that balance the needs of financial and non-financial stakeholders and demonstrate a commitment to the global commons as well as to the rights of individuals and communities.

Calverts passive indices seek to include companies based on the following Principles. Calverts active investment strategies give priority to the Principles and seek superior risk adjusted financial returns relative to market benchmarks.

Our stewardship on behalf of our clients extends to active engagement with companies held in our portfolios consistent with our proxy voting guidelines.

Advance Environmental Sustainability and Resource Efficiency

Reduce the negative impact of business operations on the environment Manage water scarcity and ensure efficient and equitable access to clean sources
 Mitigate impact on all types of natural capital
 Diminish climate-related risks and reduce their carbon emissions
 Drive sustainability innovation and resource efficiency through business operations and products and services

Contribute to Equitable Societies and Respect Human Rights

Respect consumers by marketing products and services in a fair and ethical manner, maintaining integrity in customer relations and ensuring the security of sensitive consumer data
Respect human rights, respect culture and tradition in local communities and economies and respect Indigenous Peoples Rights
 Promote diversity and gender equity across workplaces, marketplaces and communities
 Demonstrate a commitment to employees by ensuring development, communication, appropriate economic opportunity and decent workplace standards
 Save lives by guaranteeing product safety while promoting public health

Accountable Governance and Build Transparency

 Provide responsible stewardship of capital in shareholders best interests
 Exhibit accountable governance and develop effective boards that reflect expertise and diversity of perspective and provide oversight of sustainability risk and opportunity
 Integrate environmental and social risks, impacts and performance in material financial disclosures in order to inform shareholders, benefit stakeholders and contribute to company strategy
 Lift ethical standards in all operations, including in dealings with customers, regulators and business partners
 Demonstrate transparency and accountability in addressing adverse events and controversies while minimizing risks and building trust

Calverts commitment to these Principles signifies continuing focus on companies with superior corporate responsibility and sustainability. The application of the Principles generally precludes investments in companies that:

 Demonstrate poor environmental performance or compliance records, contribute significantly to local or global environmental problems, or include risks related to the operation of nuclear power facilities.
 Are the subjects of serious labor-related actions or penalties by regulatory agencies or demonstrate a pattern of employing forced, compulsory or child labor.
 Exhibit a pattern and practice of human rights violations or are directly complicit in human rights violations committed by governments or security forces, including those that are under U.S. or international sanction for grave human rights abuses, such as genocide and forced labor.
 Exhibit a pattern and practice of violating the rights and protections of Indigenous Peoples.
 Demonstrate poor corporate governance or engage in harmful or unethical business practices.
 Manufacture tobacco products.
 Have significant and direct involvement in the manufacture of alcoholic beverages or gambling operations.
 Manufacture or sell firearms and/or ammunition.
 Manufacture, design, or sell weapons or the critical components of weapons that violate international humanitarian law; or manufacture, design, or sell inherently offensive weapons, as defined by the Treaty on Conventional Armed Forces in Europe and the U.N. Register on Conventional Arms, or the munitions designed for use in such inherently offensive weapons.
 Abuse animals, cause unnecessary suffering and death of animals, or whose operations involve the exploitation or mistreatment of animals.
 Develop genetically-modified organisms for environmental release without countervailing social benefits such as demonstrating leadership in promoting safety, protection of Indigenous Peoples rights, the interests of organic farmers and the interests of developing countries generally.